Exhibit 5


                             MISSION PARTNERS, L.P.
                         11 WEST 42ND STREET, 19TH FLOOR
                               NEW YORK, NY 10036
                                 (212) 782-0207


                                April 4, 2002


VIA FACSIMILE TRANSMISSION,
CERTIFIED MAIL AND HAND DELIVERY
--------------------------------

Syntellect, Inc.
16610 North Black Canyon Highway
Phoenix, AZ  85053

Attention:  Timothy P. Vatuone, Corporate Secretary


            RE: DEMAND PURSUANT TO DGCL SS.220 TO INSPECT STOCKHOLDER LISTS AND RECORDS
                 ---------------------------------------------------------------


Dear Ladies and Gentlemen:

      The undersigned, Mission Partners, L.P., is the beneficial owner of 529,600 shares of common stock, $.01 par value, of Syntellect, Inc., a Delaware corporation (the "Company"). Pursuant to Section 220 of the Delaware General Corporation Law, as amended, the undersigned hereby demands the right (in person or by its attorney-in-fact or other authorized representative or agent), during the Company's ordinary business hours, to inspect the following records and documents of the Company (the "Stocklist Materials") and to make copies or extracts therefrom:

           (a) A complete record or list of the Company's stockholders, certified by its transfer agent(s) and/or registrar(s), indicating the name and address of each stockholder and the number of shares registered in the name of each such stockholder as of the most recent practicable date;

           (b) A computer disk containing a list of the Company's stockholders indicating the names and addresses of each stockholder and the number of shares registered in the name of each such stockholder as of the most recent practicable date, together with such computer processing data and directions as are necessary to make use of such magnetic computer disk, and a printout of such computer disk for verification purposes;

           (c) A list of all stockholders arranged in descending order by number of shares, indicating the names and address of each stockholder; a complete record or list of all participants in all employee stock purchase, option, ESOP and other similar plans of the Company for the purchase of shares, indicating the name and address of each participant and the number of shares credited to the participant's account; a computer disk containing this information with the same computer processing data and directions as requested in paragraph (b) above; and a true and complete copy of the plan(s) documents , including all amendments of such plan(s);

           (d) All daily transfer sheets indicating changes in the list of the Company's stockholders referred to in paragraph (a) above which presently are in or which come into the possession or control of the Company or its transfer agent from the date of such list to the date of the Company's 2002 annual meeting of stockholders or any meeting held as a result of any postponement or adjournment thereof;

           (e) All information presently in or which comes into the Company's possession or control or which reasonably can be obtained from brokers, dealers, banks, fiduciaries clearing agencies, voting


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      trustees or nominees of any central certificate depository system concerning the number, identity and address of the actual beneficial owners of the Company's stock;

           (f) All information presently in or which comes into the Company's possession or control which reasonably can be obtained from brokers, dealers, banks, fiduciaries, clearing agencies, voting trustees and nominees relating to the names of the non-objecting beneficial owners of the Company's common stock ("NOBO's") in the format of a printout in descending order balance and on a computer disk with the computer processing data or directions that are necessary to make use of such computer disk (including such information with respect to brokers and dealers as is readily available to the Company pursuant to Rule 14b-1 under the Securities Exchange Act of 1934, as amended, from the Independent Election Corporation of America and ADP Proxy Services);

           (g) A stop transfer list or lists relating to the Company's common stock as of the date of the list referred to in paragraph (a) above;

           (h) A true and complete copy of the Company's bylaws and articles of incorporation, including all amendments thereto, in effect on the date hereof; and

           (i) Updates of the information and records specified in paragraphs
      (a), (b), (c), (e) and (f) above as of any record date for stockholder action established by the Company's Board of Directors, by operation of law or otherwise; the information and records specified in paragraph (e) above to be updated and provided to MPLP on a weekly basis through the date of the next meeting of the Company's stockholders next following the date hereof.

      The purpose of this demand to inspect the Stocklist Materials is to enable the undersigned to consider alternatives to communicate with the Company's stockholders regarding their investment in the Company, including, without limitation, a possible proxy solicitation for the election of one or more directors at the upcoming 2002 annual meeting of the Company's stockholders.

      Accompanying this demand is a letter from Cede & Co., a New York Partnership which is the nominee of The Depository Trust Company and which is the holder of record of the 529,600 shares of Common Stock beneficially owned by MPLP, authorizing Geoffrey Nixon and other persons nominated by him or by MPLP to conduct, as its agents, the inspection, and copying of the materials and information requested herein.

      Mission Partners, L.P. hereby designates Greenberg Traurig, LLP and its shareholders, associates, and employees ("Greenberg Traurig") and any other persons to be designated by them, acting together, singly or in combination, to conduct, as its authorized agents and representatives the inspection and copying requested herein.

      Please advise Mission Partners' counsel, Clifford E. Neimeth, Esq. of Greenberg Traurig, LLP, at (212) 801-9383, whether you will voluntarily supply the requested information, and when and where the aforementioned requested demanded items will be made available. If your response to this request has not been received by 5:00 p.m. on April 11, 2002, it will be assumed that you do not intend to comply with this demand, and the undersigned will seek appropriate recourse.

                                    Very truly yours,


                                    /s/ Geoffrey Nixon
                                    --------------------------------------
                                    Geoffrey Nixon
                                    General Partner


cc:  Clifford E. Neimeth, Esq.

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